Exhibit 99.1

INDEX TO FINANCIAL STATEMENT

Eagle Rock Energy GP, L.P. Consolidated Balance Sheet:
Report of Independent Registered Public Accounting Firm	1
Consolidated Balance Sheet as of December 31, 2007	3
Notes to Consolidated Balance Sheet	4

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Eagle Rock Energy GP, L.P. Houston, Texas

We have audited the consolidated balance sheet of Eagle Rock Energy GP, L.P. and subsidiaries (the “Partnership) as of December 31, 2007.  This consolidated financial statement is the responsibility of the Partnership’s management.  Our responsibility is to express an opinion on this consolidated financial statement based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement.  The Partnership is not required to have, nor were we engaged to perform and audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated balance sheet presents fairly, in all material respects, the financial position of the Partnership as of December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
April 17, 2008

EAGLE ROCK ENERGY GP, L.P.

CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2007
($ in thousands)

December 31, 2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$68,552
Accounts receivable(1)	135,633
Prepayments and other current assets	3,992

Total current assets	208,177
PROPERTY, PLANT AND EQUIPMENT —Net	1,207,130
INTANGIBLE ASSETS —Net	153,948
GOODWILL	29,527
OTHER ASSETS	11,145
TOTAL	$1,609,927
LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$132,485
Due to affiliate	16,964
Accrued liabilities	9,776
Taxes payable	723
Risk management liabilities	33,089
Total current liabilities	193,037
LONG-TERM DEBT	567,069
ASSET RETIREMENT OBLIGATIONS	11,337
DEFERRED TAX LIABILITY	17,516
RISK MANAGEMENT LIABILITIES	94,200
MINORITY INTEREST	729,923
COMMITMENTS AND CONTINGENCIES (Note 11)
MEMBERS’ DEFICIT(2)	(3,155)
TOTAL	$1,609,927

(1)	Net of allowance for bad debt of $1,046 as of December 31, 2007
(2)	844,551 units were issued and outstanding for 2007

See Notes to Consolidated Balance Sheet

EAGLE ROCK ENERGY GP, L.P.

NOTES TO THE CONSOLIDATED BALANCE SHEET
AS OF YEAR ENDED DECEMBER 31, 2007

NOTE 1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Organization – Eagle Rock Energy GP, L.P. (the “Partnership”) is a Delaware limited partnership, which was formed on May 25, 2006 to be the general partner of Eagle Rock Energy Partners, L.P. and subsidiaries (“Eagle Rock Energy”).  The Partnership initially was capitalized for the sole purpose of forming and capitalizing Eagle Rock Energy.  The Partnership invested $20 in Eagle Rock Energy in exchange for a 1.16% general partner interest in Eagle Rock Energy.  The ownership interest in the Partnership at December 31, 2007, are comprised of a .001% general partner interest held by Eagle Rock Energy G&P, LLC (the “General Partner”) and 99.999% limited partner interest held by Eagle Rock Holdings, L.P. (“Holdings”).  Eagle Rock Energy completed its initial public offering on October 24, 2006.

    As of December 31, 2007, the Partnership owns a 1.16% general partner interest in Eagle Rock Energy, as well as incentive distribution rights, the ownership of which entitles the Partnership to receive incentive distributions if the amount that Eagle Rock Energy distributes with respect to any quarter exceeds levels specified in the Eagle Rock Energy agreement of limited partnership.  Eagle Rock Energy is a publicly traded Delaware limited partnership, formed in 2006 and engaged in various aspects of the energy industry.

Description of Business—Eagle Rock Energy is a growth-oriented limited partnership engaged in the business of gathering, compressing, treating, processing, transporting and selling natural gas, fractionating and transporting natural gas liquids, or NGLs, which Eagle Rock Energy call its “Midstream” business, and in the business of acquiring, developing and producing interests in oil and natural gas properties, which Eagle Rock Energy call its “Upstream” business. Eagle Rock Energy’s natural gas pipelines gather natural gas from designated points near producing wells and transports these volumes to third-party pipelines, Eagle Rock Energy’s gas processing plants, utilities and industrial consumers. Natural gas transported to Eagle Rock Energy’s gas processing plants, either on Eagle Rock Energy’s pipelines or third party pipelines, is treated to remove contaminants, conditioned or processed into marketable natural gas and natural gas liquids (NGL’s). Eagle Rock Energy conducts its midstream operations within Louisiana and three geographic areas of Texas. Eagle Rock Energy’s Texas Panhandle assets consist of assets acquired from ONEOK, Inc. on December 1, 2005, and include gathering and processing assets (“Texas Panhandle Segment”). Eagle Rock Energy’s East Texas/Louisiana assets include a non-operated 25% undivided interest in a processing plant as well as a non-operated 20% undivided interested in a connected gathering system the (“East Texas/Louisiana Segment”). On April 7, 2006, Eagle Rock Energy’s East Texas/Louisiana System completed the acquisition of a 100% interest in the Brookeland and Masters Creek processing plants in east Texas from Duke Energy Field Services and Swift Energy Corporation. On June 2, 2006, Eagle Rock Energy’s Texas Panhandle System completed the acquisition of 100% of Midstream Gas Services, L.P. On May 3, 2007, Eagle Rock Energy completed our acquisition of Laser Midstream Energy, L.P. (“Laser”) and certain of its subsidiaries (“Laser Acquisition”), (see Note 4). The Laser assets include gathering systems and related compression and processing facilities in South Texas, East Texas, and North Louisiana, now a part of both our East Texas/Louisiana and South Texas Segments.

With respect to its minerals business, Eagle Rock Energy completed the acquisition of certain fee minerals, royalties, overriding royalties and non-operated working interest properties from Montierra Minerals & Production, L.P. (“Montierra”) (a Natural Gas Partners VII, L.P. portfolio company) and NGP-VII Income Co-Investment Opportunities, L.P. (“Co-Invest”) (a Natural Gas Partners affiliate) (collectively, “the Montierra Acquistion”) on April 30, 2007 (see Note 4). As a result of this acquisition, its mineral assets include royalty interests located in multiple producing trends across the United States. The assets include interests in mineral acres and interests in wells. On June 18, 2007, Eagle Rock Energy also completed the acquisition of certain assets owned by MacLondon Energy, L.P. (see Note 4), which include additional interests in wells in which Eagle Rock Energy already owns a royalty interest as a result for the Montierra Acquisition.

On July 31, 2007, Eagle Rock Energy entered the upstream business when it completed the acquisition of Escambia Asset Co., LLC and Escambia Operating Company, LLC (“the EAC Acquisition”) (see Note 4). The assets subject to this transaction include operated wells in Escambia County, Alabama. The transaction also included two treating facilities, one natural gas processing plant and related gathering systems. Also on July 31, 2007, Eagle Rock Energy completed the acquisition of Redman Energy Holdings, L.P. and Redman Energy Holdings LL, L.P. (Natural Gas Partners VII, L.P. and Natural Gas Partners VIII, L.P. portfolio companies, respectively) and certain assets owned by NGP Income Co-Investment Opportunities Fund II, L.P. (a Natural Gas Partners affiliate). These transactions are collectively referred to as “the Redman Acquisition” (Note 4). The assets conveyed in the Redman Acquisition included operated and non-operated wells mainly located in East and South Texas.

Basis of Presentation and Principles of Consolidation—The accompanying balance sheet includes assets, liabilities and member’s deficit of the Partnership consolidated with the assets, liabilities and member’s equity of Eagle Rock Energy.  The balance sheet of the Partnership is presented on a consolidated basis with Eagle Rock Energy based on the control of Eagle Rock Energy by the Partnership.  Intercompany accounts and transactions have been eliminated.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statement has been prepared in accordance with accounting principles generally accepted in the United States of America. Eagle Rock Energy is the owner of a non-operating undivided interest in the Indian Springs gas processing plant and the Camp Ruby gas gathering system. Eagle Rock Energy owns these interests as tenants-in-common with the majority owner-operator of the facilities. Accordingly, Eagle Rock Energy includes its pro-rata share of assets in its financial statement. All intercompany accounts and transactions are eliminated in the consolidated financial statement.

The preparation of the financial statement is in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement during the reported period. Significant estimates are required for proved oil and natural gas reserves, which can affect the carrying value of oil and natural gas properties. Eagle Rock Energy evaluates its estimates and assumptions on a regular basis. Eagle Rock Energy base its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates and such differences could be material.

Oil and Natural Gas Accounting Policies

Eagle Rock Energy utilizes the successful efforts method of accounting for its oil and natural gas properties. Leasehold costs are capitalized when incurred. Costs incurred to drill and complete development wells, including dry holes, are capitalized. Unproved properties are assessed periodically within specific geographic areas and, if necessary, impairments are charged to expense. Geological and geophysical expenses and delay rentals are charged to expense as incurred. Exploratory drilling costs are initially capitalized, but charged to expense if the well is determined to be unsuccessful. Eagle Rock Energy carries the costs of an exploratory well as an asset if the well finds a sufficient quantity of reserves to justify its capitalization as a producing well as long as Eagle Rock Energy are making sufficient progress towards assessing the reserves and the economic and operating viability of the project.

Depletion of producing oil and natural gas properties is recorded based on units of production. Unit rates are computed for unamortized drilling and development costs using proved developed reserves and for acquisition costs using all proved reserves. Statement of Financial Accounting Standards (“SFAS”) No. 19, FinancialAccounting and Reporting for Oil and Gas Producing Companies requires that acquisition costs of proved properties be amortized on the basis of all proved reserves, (developed and undeveloped) and that capitalized development costs (wells and related equipment and facilities) be amortized on the basis of proved developed reserves.

Upon sale or retirement of complete fields of depreciable or depleted property, the book value thereof, less proceeds or salvage value, is charged or credited to income.

Impairment of Oil and Gas Properties

Eagle Rock Energy reviews its proved properties at the field level when management determines that events or circumstances indicate that the recorded carrying value of the properties may not be recoverable. Such events include a projection of future oil and natural gas reserves that will be produced from a field, the timing of this future production, future costs to produce the oil and natural gas, and future inflation levels. If the carrying amount of an asset exceeds the sum of the undiscounted estimated future net cash flows, Eagle Rock Energy recognize impairment expense equal to the difference between the carrying value and the fair value of the asset, which is estimated to be the expected present value of discounted future net cash flows from proved reserves, utilizing a risk-free rate of return. Eagle Rock Energy cannot predict the amount of impairment charges that may be recorded in the future. During the year ended December 31, 2007, Eagle Rock Energy reduced its proved properties in its Minerals Segment by $5.7 million as a result of steeper decline rates in certain fields.

Unproved leasehold costs are reviewed periodically and a loss is recognized to the extent, if any, that the cost of the property has been impaired. Unproved properties that are individually insignificant are amortized. Unproved properties that are individually significant are assessed for impairment on a property-by-property basis. If considered impaired, costs are charged to expense when such impairment is deemed to have occurred.

Property Retirement Obligations

Eagle Rock Energy is required to make estimates of the future costs of the retirement obligations of its producing oil and gas properties. This requirement necessitates that Eagle Rock Energy make estimates of property abandonment costs that, in some cases, will not be incurred until a substantial number of years in the future. Such cost estimates could be subject to significant revisions in subsequent years due to changes in regulatory requirements, technological advances and other factors that may be difficult to predict.

Other Significant Accounting Policies

Cash and Cash Equivalents—Cash and cash equivalents include certificates of deposit or other highly liquid investments with maturities of three months or less at the time of purchase.

Concentration and Credit Risk—Concentration and credit risk for Eagle Rock Energy principally consists of cash and cash equivalents and accounts receivable.

 The Partnership and Eagle Rock Energy place their cash and cash equivalents with high-quality institutions and in money market funds.  Eagle Rock Energy derives its revenue from customers primarily in the natural gas industry.  Eagle Rock Energy increased the number of parties to which it sells liquids and natural gas as a result of the acquisitions completed during 2007. Industry concentrations have the potential to impact Eagle Rock Energy’s overall exposure to credit risk, either positively or negatively, in that Eagle Rock Energy’s customers could be affected by similar changes in economic, industry or other conditions. However, Eagle Rock Energy believes the credit risk posed by this industry concentration is offset by the creditworthiness of its customer base. Eagle Rock Energy’s portfolio of accounts receivable is comprised primarily of mid-size to large domestic corporate entities.

Certain Other Concentrations—Eagle Rock Energy relies on natural gas producer customers for its midstream business’s natural gas and natural gas liquid supply, with the top two producers (by segment) accounting for 34.6% of its natural gas supply in the Texas Panhandle Segment, 34.2% of its natural gas supply in the East Texas/Louisiana Segment and 48.9% of its natural gas supply in the South Texas Segment for the month ended December 31, 2007. While there is numerous natural gas and natural gas liquid producers and some of these producers are subject to long-term contracts, Eagle Rock Energy may be unable to negotiate extensions or replacements of these contracts, on favorable terms, if at all. If Eagle Rock Energy were to lose all or even a portion of the natural gas volumes supplied by these producers and was unable to acquire comparable volumes, Eagle Rock Energy’s results of operations and financial position could be materially adversely affected. These percentages are calculated based on MMBtus gathered during the month of December 2007.

Property, Plant, and Equipment—Property, plant, and equipment consists primarily of gas gathering systems, gas processing plants, NGL pipelines, conditioning and treating facilities and other related facilities, and oil and gas properties, which are carried at cost less accumulated depreciation, depletion and amortization. Eagle Rock Energy charges repairs and maintenance against income when incurred and capitalizes renewals and betterments, which extend the useful life or expand the capacity of the assets. Eagle Rock Energy calculates depreciation on the straight-line method over estimated useful lives of the Eagle Rock Energy’s newly developed or acquired assets. The weighted average useful lives are as follows:

Pipelines and equipment	20 years
Gas processing and equipment	20 years
Office furniture and equipment	5 years

Eagle Rock Energy capitalizes interest costs on major projects during extended construction time periods. Such interest costs is allocated to property, plant and equipment and amortized over the estimated useful lives of the related assets.

Impairment of Long-Lived Assets—Eagle Rock Energy evaluates whether the carrying value of long-lived assets has been impaired when circumstances indicate the carrying value of those assets may not be recoverable. This evaluation is based on undiscounted cash flow projections. The carrying amount is not recoverable if it exceeds the undiscounted sum of cash flows expected to result from the use and eventual disposition of the asset. Management considers various factors when determining if these assets should be evaluated for impairment, including, but not limited to:

•	significant adverse change in legal factors or in the business climate;

•
a current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast which demonstrates continuing losses associated with the use of a long-lived asset;

•	an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset;

•	significant adverse changes in the extent or manner in which an asset is used or in its physical condition;

•	a significant change in the market value of an asset; or

•	a current expectation that, more likely than not, an asset will be sold or otherwise disposed of before the end of its estimated useful life.

If the carrying value is not recoverable on an undiscounted basis, the impairment loss is measured as the excess of the asset’s carrying value over its fair value. Management assesses the fair value of long-lived assets using commonly accepted techniques, and may use more than one method, including, but not limited to, recent third party comparable sales, internally developed discounted cash flow analysis and analysis from outside advisors. Significant changes in market conditions resulting from events such as the condition of an asset or a change in management’s intent to utilize the asset would generally require management to reassess the cash flows related to the long-lived assets.

Goodwill—Goodwill acquired in connection with business combinations represent the excess of consideration over the fair value of tangible net assets and identifiable intangible assets acquired. Certain assumptions and estimates are employed in determining the fair value of assets acquired and liabilities assumed, as well as in determining the allocation of goodwill to the appropriate reporting unit.

Eagle Rock Energy acquired goodwill as part of its acquisition of Redman (See Note 4 and Note 14) on July 31, 2007. Eagle Rock Energy will perform an impairment test for goodwill assets annually or earlier if indicators of potential impairment exist. The Partnership's goodwill impairment test involves a comparison of the fair value of each of its reporting units with their carrying value. The fair value is determined using discounted cash flows and other market-related valuation models. Certain estimates and judgments are required in the application of the fair value models. Since the date of the acquisition, no event occurred or circumstances changed that would more likely than not reduce the fair value of a reporting unit below its carrying value. If for any reason the fair value of the goodwill or that of any of Eagle Rock Energy’s reporting units’ declines below the carrying value in the future, the Partnership's may incur charges for the impairment.

Intangible Assets—Intangible assets consist of right-of-ways and easements and acquired customer contracts, which Eagle Rock Energy amortizes over the term of the agreement or estimated useful life. Estimated aggregate amortization expense for each of the five succeeding years is as follows: 2008—$18.0 million; 2009—$18.0 million; 2010—$17.1 million; 2011—$6.3 million; and 2012—$6.3 million. Intangible assets consisted of the following (as of December 31, 2007):

December 31, 2007
($ in thousands)
Rights-of-way and easements—at cost	$80,069
Less: accumulated amortization	(7,274)
Contracts	108,772
Less: accumulated amortization	(27,619)
Net intangible assets	$153,948

The amortization period for our rights-of-way and easements is 20 years. The amortization period for contracts range from 5 to 20 years, and are approximately 8 years on average as of December 31, 2007.

Other Assets—Other assets primarily consist of costs associated with: debt issuance costs, net of amortization ($4.2 million); business deposits to various providers and state or regulatory agencies ($0.6 million); and investment in unconsolidated affiliates related to the Montierra and Redman Acquisitions ($6.0 million). Amortization of debt issuance costs is calculated using the straight-line method over the maturity of the associated debt (or the expiration of the contract).

Within Eagle Rock Energy’s investments of unconsolidated non-affiliates, the Partnership owns 13.2%, 86.0%, 5% and 5% of the common units of Ivory Working Interests, L.P., MacLondon Royalty I, L.P., Buckeye Pipeline, L.P. and Trinity River, LLC, respectively.  Eagle Rock Energy also owns a 50% joint venture in Valley Pipeline, LLC. These investments are accounted for under the equity method and as of December 31, 2007 are not considered material to Eagle Rock Energy’s financial position.

Transportation and Exchange Imbalances—In the course of transporting natural gas and natural gas liquids for others, Eagle Rock Energy may receive for redelivery different quantities of natural gas or natural gas liquids than the quantities actually delivered. These transactions result in transportation and exchange imbalance receivables or payables which are recovered or repaid through the receipt or delivery of natural gas or natural gas liquids in future periods, if not subject to cash out provisions. Imbalance receivables are included in accounts receivable and imbalance payables are included in accounts payable on the consolidated balance sheets and marked-to-market using current market prices in effect for the reporting period of the outstanding imbalances. For the midstream business, as of December 31, 2007, Eagle Rock Energy had imbalance receivables totaling $0.2 million and imbalance payables totaling $2.7 million, respectively.  Changes in market value and the settlement of any such imbalance at a price greater than or less than the recorded imbalance results in either an upward or downward adjustment, as appropriate, to accounts payable or accounts receivable.

Environmental Expenditures—Environmental expenditures are expensed or capitalized as appropriate, depending upon the future economic benefit. Expenditures which relate to an existing condition caused by past operations and do not generate current or future revenue are expensed. Liabilities for these expenditures are recorded on an undiscounted basis when environmental assessments and/or clean-ups are probable and the costs can be reasonably estimated.

Income Taxes—Provision for income taxes is primarily applicable to its state tax obligations under the Revised Texas Franchise Tax (“the Revised Texas Franchise Tax”) and certain federal and state tax obligations of Eagle Rock Energy Acquisition Co., Inc. and Eagle Rock Upstream Development Company, Inc., both of which are consolidated subsidiaries of Eagle Rock Energy. Deferred income tax assets and liabilities are recognized for temporary differences between the assets and liabilities of its tax paying entities for financial reporting and tax purposes.

In general, legal entities that conduct business in Texas are subject to the Revised Texas Franchise Tax. In May 2006, the State of Texas expanded its pre-existing franchise tax to include limited partnerships, limited liability companies, corporations and limited liability partnerships. As a result of the change in tax law, its tax status in the State of Texas has changed from non-taxable to taxable effective with the 2007 tax year.

Since the Partnership is structured as a pass-through entity, the Partnership is not subject to federal income taxes. As a result, its partners are individually responsible for paying federal and certain income taxes on their share of its taxable income. Since the Partnership does not have access to information regarding each partner’s tax basis, the Partnership cannot readily determine the total difference in the basis of its net assets for financial and tax reporting purposes.

In accordance with Financial Accounting Standards Board Interpretation 48, Accounting for Uncertainty in Income Taxes, (“FIN 48”) we must recognize the tax effects of any uncertain tax positions we may adopt, if the position taken by us is more likely than not sustainable. If a tax position meets such criteria, the tax effect to be recognized by us would be the largest amount of benefit with more than a 50% chance of being realized upon settlement. This guidance was effective January 1, 2007, and its adoption of this guidance had no material impact on its financial position, results of operations or cash flows. See Note 15 for additional information regarding its income taxes.

Derivatives—SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (“SFAS No. 133”), establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No. 133 provides that normal purchase and normal sale contracts, when appropriately designated, are not subject to the statement. Normal purchases and normal sales are contracts which provide for the purchase or sale of something, other than a financial instrument or derivative instrument that will be delivered in quantities expected to be used or sold by the reporting entity over a reasonable period in the normal course of business. Eagle Rock Energy’s forward natural gas and crude oil purchase and sales contracts are designated as normal purchases and sales. Substantially all forward contracts fall within a one-month to four-year term; however, Eagle Rock Energy does have certain contracts which extend through the life of the dedicated production. The terms of these contracts generally preclude unplanned netting. Eagle Rock Energy uses financial instruments such as puts, swaps and other derivatives to mitigate the risks to cash flows resulting from changes in commodity prices and interest rates. Eagle Rock Energy recognizes these financial instruments on its consolidated balance sheet at the instrument’s fair value as Eagle Rock Energy has not designated any of these derivative instruments as hedges. The cash flows from derivatives are reported as cash flows from operating activities unless the derivative contract is deemed to contain a financing element. Derivatives deemed to contain a financing element are reported as a financing activity in the statement of cash flows. See Note 11 for a description of Eagle Rock Energy’s risk management activities.

NOTE 3. NEW ACCOUNTING PRONOUNCEMENTS

In February 2006, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and No. 140 (“SFAS No. 155”). SFAS No. 155 amends SFAS No. 133, which required a derivative embedded in a host contract which does not meet the definition of a derivative to be accounted for separately under certain conditions. SFAS No. 155 amends SFAS No. 133 to narrow the scope of such exception to strips which represent rights to receive only a portion of the contractual interest cash flows or of the contractual principal cash flows of a specific debt instrument. In addition, SFAS No. 155 amends SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which permitted a qualifying special-purpose entity to hold only a passive derivative financial instrument pertaining to beneficial interests issued or sold to parties other than the transferor. SFAS No. 155 amends SFAS No. 140 to allow a qualifying special purpose entity to hold a derivative instrument pertaining to beneficial interests that it is a derivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired or issued (or subject to a re-measurement event) following the start of an entity’s first fiscal year beginning after September 15, 2006. Eagle Rock Energy adopted SFAS No. 155 on January 1, 2007, and it had no effect on its financial position.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value, and expands disclosure about fair value measurements. SFAS No. 157 is effective for us as of January 1, 2008 and will have no impact on our consolidated financial position.
In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”), which permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS No. 159 is effective for us as of January 1, 2008 and will have no impact, as the Partnership and Eagle Rock Energy have elected not to fair value additional financial assets and liabilities.

In July 2006, the FASB issued FIN 48, which clarifies the accounting and disclosure for uncertainty in tax positions, as defined. FIN 48 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. This interpretation was effective for the Partnership and Eagle Rock Energy on January 1, 2007. The adoption of FIN 48 did not have a material impact on its results of operations or financial position.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS 141R”), which replaces SFAS 141. SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired in connection with a business combination. The Statement also establishes disclosure requirements that will enable users to evaluate the nature and financial effect of the business combination. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of an entity’s first fiscal year that begins after December 15, 2008. The Partnership and Eagle Rock Energy are currently evaluating the potential impact, if any, of the adoption of SFAS 141R on its financial statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (“SFAS No. 160”). SFAS No.160 requires that accounting and reporting for minority interests will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS 160 also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. This Statement is effective as of the beginning of an entity’s first fiscal year beginning after December 15, 2008. The Partnership and Eagle Rock Energy have not yet determined the impact, if any, that SFAS No. 160 will have on its financial statements.

In March 2008, the FASB issued Statement No. 161, Disclosures About Derivative Instruments and Hedging Activities (“SFAS No. 161”). SFAS No. 161 requires enhanced disclosures to help investors better understand the effect of an entity’s derivative instruments and related hedging activities on its financial position, financial performance, and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Partnership and Eagle Rock Energy have not yet determined the impact, if any, that SFAS No. 161 will have on its financial statements.

NOTE 4. ACQUISITIONS

2007 Acquisitions

Montierra Acquisition. On April 30, 2007, Eagle Rock Energy acquired (through part entity purchase and part asset purchase in the Montierra Acquisition) certain fee mineral acres, royalty and overriding royalty interests. Eagle Rock Energy paid consideration that totaled 6,458,946 (recorded value of $133.8 million) of its common units and $5.4 million of cash. As part of this transaction, a 39.34% economic interest in the incentive distribution rights was conveyed from Eagle Rock Holdings, L.P. to Montierra.

Eagle Rock Energy recorded the Montierra Acquisition under the guidance of Staff Accounting Bulletin Topic 2D, Financial Statements of Oil and Gas Exchange Offers (“Topic 2D”). In accordance with Topic 2D, Eagle Rock Energy has recorded the interest attributable to the ownership of Natural Gas Partners in Montierra at their carryover basis. Those interests not attributable to Natural Gas Partners have been recorded at their fair value.

The assets acquired in the Montierra Acquisition include fee mineral acres, royalty and overriding royalty interests in oil and natural gas producing wells.

The purchase price was allocated on a preliminary basis to assets acquired and liabilities assumed based on their respective fair value as determined by management. The preliminary purchase price allocation is set forth below.

($ in thousands)
Oil and gas properties
Proved Properties	$66,884
Unproved Properties	65,855
Cash and cash equivalents	936
Accounts receivable	3,267
Prepayments	15
Accounts payable and accrued liabilities	(1,671)
Risk management liabilities	(759)
Investment in unconsolidated affiliates	4,694
$139,221

Eagle Rock Energy commenced recording results of operations on May 1, 2007.

Laser Acquisition. On May 3, 2007, Eagle Rock Energy acquired certain entities from Laser Midstream Energy II, LP; a Delaware limited partnership, and Laser Midstream Company, LLC, a Texas limited liability company. Eagle Rock Energy paid total consideration of $113.4 million in cash and 1,407,895 (recoded value of $29.2 million) of its common units. The assets subject to the transaction include gathering systems and related compression and processing facilities in south Texas, east Texas and north Louisiana.

The purchase price was allocated on a preliminary basis to assets acquired and liabilities assumed based on their respective fair value as determined by management with the assistance of K.E. Andrews & Company, a third-party valuation specialist. The Laser acquisition was accounted for as a purchase in accordance with FASB No. 141, Business Combinations. The preliminary purchase price allocation is set forth below.

($ in thousands)
Property, plant and equipment	$98,883
Intangibles, right-of-way and contracts	39,057
Cash and cash equivalents	1,823
Accounts receivable	44,136
Other current assets	1,713
Accounts payable	(42,639)
Other current liabilities	(376)
$142,597

Eagle Rock Energy commenced recording results of operations on May 1, 2007.

MacLondon Acquisition. On June 18, 2007, Eagle Rock Energy acquired from MacLondon Energy, L.P. (“MacLondon”) certain mineral royalty and overriding royalty interests in which Eagle Rock Energy already owned an interest as a result of the Montierra Acquisition. MacLondon Energy, L.P.’s assets were acquired for total consideration of $18.2 million, consisting of 757,065 (recorded value of $18.1 million) common units and cash of approximately $0.1 million common units. Eagle Rock Energy commenced recording results of operations on July 1, 2007.

EAC Acquisition. On July 31, 2007, Eagle Rock Energy completed the acquisition of Escambia Asset Co., LLC and Escambia Operating Company, LLC (the “EAC Acquisition”). Upon closing, Eagle Rock Energy paid total consideration of $224.6 million in cash and 689,857 (recorded value of $17.2 million) in common units, subject to adjustment. The assets subject to the EAC Acquisition include operated productive wells in Escambia County, Alabama, two associated treating facilities, one associated natural gas processing plant and related gathering systems.

The purchase price was allocated on a preliminary basis to assets acquired and liabilities assumed, based on their respective fair value as determined by management with the assistance of K.E. Andrews & Company, a third-party valuation specialist. The EAC Acquisition was accounted for as a purchase in accordance with FASB No. 141, Business Combinations. The preliminary purchase price allocation is set forth below.

($ in thousands)
Oil and gas properties
Proved Properties	$210,082
Plant and related assets	25,246
Cash and cash equivalents	4,679
Accounts receivable	21,052
Derivative contracts-fair value	107
Intangibles	725
Accounts payable	(11,694)
Accrued liabilities	(1,865)
Asset retirement obligations	(6,507)
$241,825

Eagle Rock Energy commenced recording results of operations on August 1, 2007.

Redman Acquisition. On July 31, 2007, Eagle Rock Energy completed the acquisition of Redman Energy Holdings, L.P. and Redman Energy Holdings II, L.P. (Natural Gas Partners VII, L.P. and Natural Gas Partners VIII, L.P. portfolio companies, respectively) and certain assets owned by NGP Income Co-Investment Opportunities Fund II, L.P. (a Natural Gas Partners affiliate (the “Redman Acquisition”). Upon closing, Eagle Rock Energy paid, as consideration, a total of 4,428,334 (recorded value of $108.2 million) common units and $84.6 million in cash.

The purchase price was allocated on a preliminary basis to acquired assets and liabilities assumed based on their respective fair value as determined by management. Goodwill acquired in the acquisition was the result of deferred tax liability relating to book/tax differences created as a result of the acquisition (See Note 15) and due to the increase in the price of Eagle Rock Energy’s common units from the time the acquisition was negotiated to when the acquisition was recorded. The acquisition of Redman was accounted for as a purchase in accordance with Topic 2D. Those interests not attributable to Natural Gas Partners have been recorded at their fair value. In accordance with Topic 2D, Eagle Rock Energy has recorded the interest attributable to the ownership of Natural Gas Partners in Redman at their carryover basis and as a result Eagle Rock Energy recorded $0.4 million of the net cash paid in excess of the carryover basis as a distribution to Natural Gas Partners for the Montierra and Redman Acquisitions. Those interests not attributable to Natural Gas Partners have been recorded at their fair value. The preliminary purchase price allocation is set forth below.

($ in thousands)
Oil and gas properties
Proved Properties	$169,357
Cash and cash equivalents	12,975
Accounts receivable, net	5,932
Prepayments	573
Risk management assets	1,002
Other assets	2,077
Goodwill	29,527
Accounts payable	(8,427)
Deferred tax payable	(16,826)
Other long-term liabilities	(3,384)
$192,806

Eagle Rock Energy commenced recording results of operations on August 1, 2007.

One or more NGP private equity funds directly or indirectly owned a majority of the equity interests in Eagle Rock Energy and the Redman entities. Because of the potential conflict of interest between the interests of the General Partner and the public unitholders of Eagle Rock Energy, the Board of Directors authorized the General Partner’s Conflicts Committee to review, evaluate, and, if determined appropriate, approve the Redman Acquisition. The Conflicts Committee, consisting of independent Directors of the General Partner, determined that the Redman Acquisition was fair and reasonable to Eagle Rock Energy and its public unitholders and recommended to the Board of Directors of the General Partner that the transaction be approved and authorized. In considering the fairness of the Redman Acquisition, the Conflicts Committee considered the valuation of the properties involved in the transaction, the valuation of the units to be offered as consideration in the transaction, and the cash flow of Redman. Based on the recommendation of the Conflicts Committee, the Board of Directors approved the transaction.

NOTE 5. PROPERTY PLANT AND EQUIPMENT AND ASSET RETIREMENT OBLIGATIONS

Fixed assets consisted of the following:

December 31, 2007
($ in thousands)
Land	$1,153
Plant	181,689
Gathering and pipeline	541,247
Equipment and machinery	14,081
Vehicles and transportation equipment	3,657
Office equipment, furniture, and fixtures	1,023
Computer equipment	4,636
Corporate	126
Linefill	4,157
Proved properties	461,884
Unproved properties	66,023
Construction in progress	20,884
1,300,560
Less: accumulated depreciation, depletion and amortization	(93,430)
Net property plant and equipment	$1,207,130

Asset Retirement Obligations—Eagle Rock Energy recognizes asset retirement assets for its oil and gas working interests in accordance with FASB Statement No. 143, Accounting for Asset Retirement Obligations (“SFAS 143”). SFAS 143 applies to obligations associated with the retirement of tangible long-lived assets that result from the acquisition, construction and development of the assets. SFAS 143 requires that Eagle Rock Energy record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset. Eagle Rock Energy recognizes asset retirement obligations for its midstream assets in accordance with FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143 (“FIN 47”). FIN 47 clarified that the term “conditional asset retirement obligation”, as used in SFAS No. 143, Accounting for Asset Retirement Obligations, refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional upon a future event that may or may not be within its control. Although uncertainty about the timing and/or method of settlement may exist and may be conditional upon a future event, the obligation to perform the asset retirement activity is unconditional. Accordingly, Eagle Rock Energy is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated.

A reconciliation of our liability for asset retirement obligations is as follows:

December 31, 2007
($ in thousands)
Asset retirement obligations—January 1	$1,819
Additional liability on newly constructed assets	325
Additional liability related to acquisitions	8,722
Revisions	—
Accretion expense	471
Asset retirement obligations—December 31	$11,337

NOTE 6. LONG-TERM DEBT

Long-term debt consisted of:

December 31, 2007
($ in thousands)
Revolver	$567,069
Term loan	—
Total debt	567,069
Less: current portion	—
Total long-term debt	$567,069

On December 13, 2007, Eagle Rock Energy entered into a new senior secured revolving credit facility (the “Revolving Credit Facility”). The Revolving Credit Facility is an $800 million credit agreement entered into with a syndicate of commercial and investment banks, led by Wachovia Capital Markets, LLC and Bank of America Securities LLC as joint lead arrangements and joint book runners. The Revolving Credit Facility provides for $800 million aggregate principal amount of revolving commitments and has a maturity date of December 13, 2012. The Revolving Credit Facility provides Eagle Rock Energy with the ability to potentially increase the total amount of revolving commitments by an additional $200 million to a total of $1 billion.

Upon entering into the Revolving Credit Facility, Eagle Rock Energy drew approximately $567 million from the revolving commitments to repay its then outstanding indebtedness under its previously existing credit facility of approximately $561 million and pay accrued interest of approximately $6 million.  In connection with the closing of the Revolving Credit Facility, Eagle Rock Energy incurred debt issuance costs of $4.3 million. As of December 31, 2007 the unamortized amount of debt issuance cost was $4.2 million.

The Revolving Credit Facility includes a sub limit for the issuance of standby letters of credit for a total of $200 million. At December 31, 2007, Eagle Rock Energy had $23.0 million of outstanding letters of credit.

In certain instances defined in the Revolving Credit Facility, Eagle Rock Energy’s outstanding debt is subject to mandatory repayments and/or is subject to a commitment reduction for asset and property sales, reductions in borrowing base and for insurance/condemnation proceeds.

The Revolving Credit Facility contains various covenants which limit Eagle Rock Energy’s ability to grant liens, make certain loans and investments; make certain capital expenditures outside Eagle Rock Energy’s current lines of business or certain related lines of business; make distributions other than from available cash; merge or consolidate with or into a third party; or engage in certain asset dispositions, including a sale of all or substantially all of the Eagle Rock Energy’s assets. Additionally, the Revolving Credit Facility limits Eagle Rock Energy’s ability to incur additional indebtedness with certain exceptions and purchase money indebtedness and indebtedness related to capital or synthetic leases not to exceed 2.5% of tangible net worth.

The Revolving Credit Facility also contains covenants, which, among other things, require Eagle Rock Energy, on a consolidated basis, to maintain specified ratios or conditions as follows:

•	Consolidated EBITDA (as defined) to Consolidated Interest Expense (as defined) of not less than 2.5 to 1.0; and

•	Total Funded Indebtedness (as defined) to Adjusted Consolidated EBITDA (as defined) of not more than 5.0 to 5.25 to 1.0 for the three quarters following a material acquisition.

•	Borrowing Base Indebtedness (as defined) not to exceed the Borrowing Base (as defined) as re determined from time to time.

Based upon the above mentioned ratios and conditions as calculated as of December 31, 2007, Eagle Rock Energy has approximately $232.9 million of unused capacity under the Revolving Credit Facility at December 31, 2007 on which Eagle Rock Energy pays a 0.3% commitment fee per year.

At Eagle Rock Energy’s election, its outstanding indebtedness bears interest on the unpaid principal amount either at a base rate plus the applicable margin (currently 0.75% per annum based on Eagle Rock Energy’s total leverage ratio and utilization of its borrowing base as part of its total indebtedness); or at the Adjusted Eurodollar Rate plus the applicable margin (currently 1.75% per annum based on Eagle Rock Energy’s total leverage ratio and utilization of its borrowing base as part of its total indebtedness). At December 31, 2007, the weighted average interest rate on its outstanding debt balance was 8.24%.

Base rate interest loans are paid the last day of each March, June, September and December. Eurodollar Rate Loans are paid the last day of each interest period, representing one-, two-, three-, six-, nine- or twelve months, as selected by Eagle Rock Energy. Eagle Rock Energy pays a commitment fee equal to (1) the average of the daily differences between (a) the revolver commitments and (b) the sum of the aggregate principal amount of all outstanding loans times (2) 0.30% per annum, based on its current leverage ratio and borrowing base utilization. Eagle Rock Energy also pays a letter of credit fee equal to (1) the applicable margin for revolving loans which are Eurodollar Rate loans times (2) the average aggregate daily maximum amount available to be drawn under all such Letters of Credit (regardless of where any conditions for drawing could then be met and determined as of the close of business on any date of determination). Additionally, Eagle Rock Energy pays a fronting fee equal to 0.125% per annum, times the average aggregate daily maximum amount available to be drawn under all letters of credit.

The obligation under the Revolving Credit Facility are secured by first priority liens on substantially all for Eagle Rock Energy’s assets, including a pledge of all of the capital stock of each of its subsidiaries.

Scheduled maturities of long-term debt as of December 31, 2007, were as follows:

Principal Amount
($ in thousands)
2008	$—
2009	—
2010	—
2011	—
2012	567,069
$567,069

Eagle Rock Energy was in compliance with the financial covenants under the Revolving Credit Facility as of December 31, 2007. If an event of default existed under the Amended Revolving Credit Facility, the lenders would be able to accelerate the maturity of the Revolving Credit Facility and exercise other rights and remedies.

On August 31, 2006, Eagle Rock Energy amended and restated its then existing credit agreement (the “Amended and Restated Credit Agreement”). The Amended and Restated Credit Agreement was a $500.0 million credit agreement with a syndicate of commercial and investment banks and institutional lenders, with Goldman Sachs Credit Partners L.P., as the administrative agent. The Amended and Restated Credit Agreement provided for $300.0 million aggregate principal amount of Series B Term Loans (the “Term Loan”) and up to $200.0 million aggregate principal amount of Revolving Commitments (the “Revolver”). On May 4, 2007, Eagle Rock Energy expanded the Revolver by $100.0 million to $300.0 million. No incremental funding under the Amended and Restated Credit Agreement was needed for the Laser and Montierra Acquisitions. On July 31, 2007, Eagle Rock Energy drew $106.0 million from the Revolver to fund a portion of the EAC and Redman acquisitions. On December 13, 2007, the Amended and Restated Credit Agreement was repaid and extinguished by Eagle Rock Energy with newly incurred indebtedness of approximately $567 million under the Revolving Credit Facility.

NOTE 7. MINORITY INTEREST

            Minority interest represents third-party and related party ownership interests in the net assets of the Partnership. For financial reporting purposes, the assets and liabilities of the Partnership are consolidated with those of its own, with third-party investor’s ownership in its consolidated balance sheet amounts shown as minority interest.  The following table shows the components of minority interest at December 31, 2007 (in thousands):

Limited partners of Eagle Rock Energy
Non-affiliates of Eagle Rock Energy	$458,044
Affiliates of Eagle Rock Energy	271,879
$729,923

NOTE 8. MEMBERS’ DEFICIT

At December 31, 2007, member’s deficit consisted of the Partnership’s initial $20 capitalization adjusted for the Partnership’s 1.16% share of the losses and other equity transactions of Eagle Rock Energy.

Eagle Rock Energy has declared a cash distribution for each quarter since its initial public offering. The table below summarizes these distributions.

Quarter Ended	Distribution per Unit+		Record Date	Payment Date
December 31, 2006	$0.2679	(1)	Feb. 7, 2007	Feb. 15, 2007
March 31, 2007	$0.3625		May 7, 2007	May 15, 2007
June 30, 2007	$0.3625		Aug. 8, 2007	Aug. 14, 2007
September 30, 2007	$0.3675		Nov. 8, 2007	Nov. 14, 2007
December 31, 2007	$0.3925		Feb. 11, 2008	Feb. 14, 2008

(1)	Represents a prorated distribution to the common unitholders from the IPO date of October 24, 2006 through December 31, 2006.

+
The distribution per unit represents distributions made only on common units, except with respect to the quarters ended September 30, 2007 and December 31, 2007 that represent distributions made on all common units, general partner units, and subordinated units.

Subordinated units represent limited partner interests in Eagle Rock Energy, and holders of subordinated units exercise the rights and privileges available to unitholders under Eagle Rock Energy’s agreement of limited partnership. Subordinated units, during the subordination period, will generally receive quarterly cash distributions only when the common units have received a minimum quarterly distribution of $0.3625 per common unit. Subordinated units will convert into common units on a one-for-one basis when the subordination period ends. Pursuant to Eagle Rock Energy’s agreement of limited partnership, the subordination period will extend to the earliest date following September 30, 2009 for which there does not exist any cumulative common unit arrearage and other conditions pursuant to Eagle Rock Energy agreement have been met.

On May 3, 2007, Eagle Rock Energy completed the private placement of 7,005,495 common units among a group of institutional investors for gross proceeds of $127.5 million. The proceeds from the private offering were used to fully fund the cash portion of the purchase price of the Laser Acquisition. The offering closed contemporaneously with the Laser Acquisition.

On July 31, 2007, Eagle Rock Energy entered into a common unit purchase agreement to sell in a private placement 9,230,770 common units to third-party investors for total cash proceeds of approximately $204.0 million. The private placement closed contemporaneously with the EAC and Redman Acquisitions on July 31, 2007.

At December 31, 2007, Eagle Rock Energy had 50,699,647 common units (exclusive of restricted unvested common units), 20,691,495 subordinated units (all subordinated units are owned by Holdings) and 844,551 general partner units outstanding.  In addition, there were 467,062 restricted unvested common units outstanding.

NOTE 9. RELATED PARTY TRANSACTIONS

On July 1, 2006, Eagle Rock Energy entered into a month-to-month contract for the sale of natural gas with an affiliate of Natural Gas Partners, under which Eagle Rock Energy sells a portion of its gas supply. Eagle Rock Energy has received a Letter of Credit related to this agreement. Eagle Rock Energy has outstanding as of December 31, 2007 a receivable of $5.5 million. In addition, during the year ended December 31, 2007, Eagle Rock Energy incurred expenses with related parties, of which there was an outstanding accounts payable balance of $0.5 million as of December 31, 2007. Related to its investments in unconsolidated subsidiaries, there was an outstanding account receivable balance of $0 as of December 31, 2007.

Eagle Rock Energy entered into an Omnibus Agreement with Eagle Rock Energy G&P, LLC, Holdings and Eagle Rock Energy’s general partner on October 24, 2006, in connection with the initial public offering of Eagle Rock Energy. The Omnibus Agreement requires Eagle Rock Energy to reimburse Eagle Rock Energy G&P, LLC for the payment of certain expenses incurred on Eagle Rock Energy’s behalf, including payroll, benefits, insurance and other operating expenses, and provides certain indemnification obligations.

Eagle Rock Energy does not directly employ any persons to manage or operate its business. Those functions are provided by the general partner. Eagle Rock Energy reimburses the general partner for all direct and indirect costs of these services under the Omnibus Agreement.

On April 30, 2007, Eagle Rock Energy completed the acquisition of certain fee minerals, royalties, overriding royalties and non-operated working interest properties from Montierra and Co-Invest, a Natural Gas Partners portfolio company and affiliate, respectively. Montierra and Natural Gas Partners received as consideration a total of 6,458,946 Eagle Rock Energy common units and $6.0 million in cash, subject to adjustments. As part of this transaction, a 39.34% economic interest in the incentive distribution rights was conveyed from Eagle Rock Holdings, L.P. to Montierra. One or more Natural Gas Partners private equity funds (“NGP”) directly or indirectly owns a majority of the equity interests in Eagle Rock Energy, Montierra and Co-Invest. Because of the potential conflict of interest between the interests of the General Partner and the public unitholders of Eagle Rock Energy, the Board of Directors authorized the General Partner’s Conflicts Committee to review, evaluate, and, if determined appropriate, approve the Montierra Acquisition. The Conflicts Committee, consisting of independent Directors of the Company, determined that the Montierra Acquisition was fair and reasonable to Eagle Rock Energy and its public unitholders and recommended to the Board of Directors of the General Partner that the transaction be approved and authorized. In determining the purchase consideration for the Montierra Acquisition, the Board of Directors considered the valuation of the properties involved in the transaction, the valuation of the units to be offered as consideration in the transaction, and the cash flow of Montierra and Co-Invest, including cash receipts and royalty interests.

In connection with the closing of its initial public offering, on October 24, 2006, Eagle Rock Energy entered into a registration rights agreement with Eagle Rock Holdings, L.P. in connection with its contribution to us of all of its limited and general partner interests in Eagle Rock Pipeline. In the registration rights agreement, Eagle Rock Energy agreed, for the benefit of Eagle Rock Holdings, L.P., to register the common units it holds, the common units issuable upon conversion of the subordinated units that it holds and any common units or other equity securities issuable in exchange for the common units and subordinated units it holds. The registration rights agreement is still in effect and Eagle Rock Energy is in compliance with all obligations of the agreement.

In connection with the closing of the Montierra Acquisition, Eagle Rock Energy entered into a registration rights agreements with Montierra and Co-Invest. In the registration rights agreements, Eagle Rock Energy agreed, for the benefit of Montierra and Co-Invest, to register the common units it holds, the common units issuable upon conversion of the subordinated units that it holds and any common units or other equity securities issuable in exchange for the common units and subordinated units it holds. The registration rights agreement is still in effect and Eagle Rock Energy is in compliance with all obligations of the agreement.

On July 31, 2007, Eagle Rock Energy Partners, L.P. completed the acquisition of Redman Energy Holdings, L.P. and Redman Energy Holdings II, L.P. (Natural Gas Partners VII, L.P. and Natural Gas Partners VIII, L.P. portfolio companies, respectively) and certain assets owned by NGP Income Co-Investment Opportunities Fund II, L.P. (a Natural Gas Partners affiliate) (“the Redman Acquisition”). Redman sellers and NGP received as consideration a total of 4,428,334 newly-issued Eagle Rock Energy common units and $83.8 million in cash, subject to adjustments. One or more NGP private equity funds directly or indirectly owns a majority of the equity interests in Eagle Rock Energy and the Redman entities. Because of the potential conflict of interest between the interests of the General Partner and the public unitholders of Eagle Rock Energy, the Board of Directors authorized the General Partner’s Conflicts Committee to review, evaluate, and, if determined appropriate, approve the Redman Acquisition. The Conflicts Committee, consisting of independent Directors of the General Partner, determined that the Redman Acquisition was fair and reasonable to Eagle Rock Energy and its public unitholders and recommended to the Board of Directors of the Company that the transaction be approved and authorized. In determining the purchase consideration for the Redman Acquisition, the Conflicts Committee considered the valuation of the properties involved in the transaction, the valuation of the units to be offered as consideration in the transaction, and the cash flow of Redman. Based on the recommendation of the Conflicts Committee, the Board of Directors approved the transaction.

As of December 31, 2007, the General Partner had $17.0 million of outstanding checks paid on behalf of Eagle Rock Energy. This amount was recorded as Due to Affiliate on Eagle Rock Energy’s balance sheet in current liabilities. As the checks are drawn against the General Partners’ cash accounts, Eagle Rock Energy reimburses the General Partner.

NOTE 10. FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of accounts receivable and accounts payable are not materially different from their carrying amounts because of the short-term nature of these instruments.

The carrying amount of cash equivalents is believed to approximate their fair values because of the short maturities of these instruments. As of December 31, 2007, the debt associated with the Credit Agreement bore interest at floating rates. As such, carrying amounts of this debt instrument approximates fair value.

NOTE 11. RISK MANAGEMENT ACTIVITIES

To mitigate its interest rate risk, Eagle Rock Energy entered into various interest rate swaps. These swaps convert the variable-rate term loan into a fixed-rate obligation. The purpose of entering into this swap is to eliminate interest rate variability by converting LIBOR-based variable-rate payments to fixed-rate payments through the end of 2010. Amounts received or paid under these swaps were recorded as reductions or increases in interest expense. The table below summarizes the terms, amounts received or paid and the fair values of the various interest rate swaps:

Effective Date	Expiration Date	Notional Amount	Fixed Rate	Fair Value December 31, 2007
	($ in thousands, except notional amount)
01/03/2006	01/03/2011	$100,000,000	4.9500%	$(3,051)
01/03/2006	01/03/2011	100,000,000	4.9625	(3,115)
01/03/2006	01/03/2011	50,000,000	4.8800	(1,429)
01/03/2006	01/03/2011	50,000,000	4.8800	(1,429)
09/18/2007	12/31/2010	75,000,000	4.6600	(1,596)
09/18/2007	12/31/2010	75,000,000	4.6650	(1,608)
				$(12,228)

As of December 31, 2007, the fair value of these contracts totaled an approximate $12.2 million liability.

The prices of natural gas, crude oil and NGLs are subject to fluctuations in response to changes in supply, market uncertainty and a variety of additional factors which are beyond Eagle Rock Energy’s control. In order to manage the risks associated with natural gas, crude oil and NGLs, Eagle Rock Energy engages in risk management activities that take the form of commodity derivative instruments. Currently these activities are governed by the general partner, which today typically prohibits speculative transactions and limits the type, maturity and notional amounts of derivative transactions. Eagle Rock Energy has implemented a Risk Management Policy which will allow management to execute crude oil, natural gas liquids and natural gas hedging instruments in order to reduce exposure to substantial adverse changes in the prices of these commodities. Eagle Rock Energy continuously monitors and ensures compliance with this Risk Management Policy through senior level executives in its operations, finance and legal departments.

During the year ended December 31, 2007, Eagle Rock Energy entered or assumed the following derivative transactions related to its upstream business in association with the Montierra, EAC and Redman acquisitions. Transactions shown with a floor price only are puts; all other are costless collars (excluding transactions that settled in previous periods).

				Price ($/mmbtu or $/bbl)
Period	Commodity	Average Monthly Volumes	Index	Avg. Floor	Avg. Ceiling
Jan-Dec 2008	Gas	30,000 MMBtu	NYMEX	6.25	11.15
Jan-Dec 2008	Gas	103,000 MMBtu	NYMEX	7.00	13.98
Jan-Dec 2008	Gas	30,000 MMBtu	NYMEX	7.50	12.01
Jan-Dec 2008	Gas	50,000 MMBtu	NYMEX	7.00
Jan-Dec 2008	Oil	6,000 Bbl	NYMEX WTI	60.00	71.65
Jan-Dec 2008	Oil	29,000 Bbl	NYMEX WTI	65.00	90.00
Jan-Dec 2008	Oil	4,000 Bbl	NYMEX WTI	60.00	77.22
Jan-Dec 2008	Oil	6,000 Bbl	NYMEX WTI	65.00
Jan-Dec 2008	Oil	5,000 Bbl	NYMEX WTI	60.00	83.75
Jan-Dec 2009	Gas	20,000 MMBtu	NYMEX	6.25	11.20
Jan-Mar 2009	Gas	92,700 MMBtu	NYMEX	7.50	13.75
Jan-May 2009	Gas	40,000 MMBtu	NYMEX	7.00
Jan-May 2009	Oil	7,000 Bbl	NYMEX WTI	60.00	80.75
Jan-Dec 2009	Oil	6,000 Bbl	NYMEX WTI	60.00	77.00

In addition to the upstream derivative transaction described above, Eagle Rock Energy also entered into or assumed the following derivative transactions associated with its midstream business in conjunction with the EAC Acquisition (excluding transactions that settled in previous periods). All of these derivatives are swaps.

Period	Commodity	Average Monthly Volumes	Index	Price ($/gal)
Jan-Dec 2008	Propane	3,272 Bbl	OPIS MTB TET	1.0875
Jan-Dec 2008	Propane	6,076 Bbl	OPIS MTB non-TET	1.0775
Jan-Dec 2008	n-Butane	6,691 Bbl	OPIS MTB non-TET	1.2775
Jan-Dec 2008	i-Butane	3,367 Bbl	OPIS MTB non-TET	1.2950
Jan-Dec 2009	Propane	2,955 Bbl	OPIS MTB TET	1.0875
Jan-Dec 2009	Propane	5,486 Bbl	OPIS MTB non-TET	1.0775
Jan-Dec 2009	n-Butane	6,042 Bbl	OPIS MTB non-TET	1.2775
Jan-Dec 2009	i-Butane	3,040 Bbl	OPIS MTB non-TET	1.2950

On September 13, 2007 and pursuant to its stated strategy of mitigating its commodity price exposure and reducing the volatility in its cash flows, Eagle Rock Energy entered into the following hedging transactions.

To negate the economic impact of previously entered into, out-of-the-money collars for 2008 crude production; Eagle Rock Energy sold floors and bought caps for a total cost of $9.1 million, as follows:

Period	Commodity	Average Monthly Volumes	Index	Floor ($/Bbl)	Cap ($/Bbl)
Jan-Dec 2008	Crude oil	20,000 Bbl	NYMEX WTI	50.00	65.65
Jan-Dec 2008	Crude oil	20,000 Bbl	NYMEX WTI	50.00	65.70
Jan-Dec 2008	Crude oil	40,000 Bbl	NYMEX WTI	50.00	69.10

In addition, Eagle Rock Energy entered into a WTI crude oil swap for 2008 on the same 80,000 barrels per month, as follows:

Period	Commodity	Average Monthly Volumes	Index	Swap Price ($/Bbl)
Jan-Dec 2008	Crude oil	80,000 Bbl	NYMEX WTI	73.90

The combined impact of these two transactions was to raise Eagle Rock Energy’s floor on those volumes by $23.90 per barrel while at the same time raising its cap by $6.51 per barrel (on a weighted-average basis) to its swap price of $73.90.

On the same date, Eagle Rock Energy entered into the following crude oil swaps for 2009 and 2010 to help mitigate its upstream business’ commodity price exposure:

Period	Commodity	Average Monthly Volumes	Index	Swap Price ($/Bbl)
Jan-Dec 2009	Crude oil	25,000 Bbl	NYMEX WTI	71.25
Jan-Dec 2010	Crude oil	25,000 Bbl	NYMEX WTI	70.00

On September 25, 2007, Eagle Rock Energy entered into additional swap transactions on ethane and propane volumes for 2008 and 2009, per the following table:

Period	Commodity	Average Monthly Volumes	Index	Swap Price ($/gal)
Jan-Dec 2008	Ethane	25,000 Bbl	OPIS MTB non-TET	0.7200
Jan-Dec 2008	Propane	35,000 Bbl	OPIS MTB TET	1.1900
Jan-Dec 2009	Ethane	25,000 Bbl	OPIS MTB non-TET	0.6361
Jan-Dec 2009	Propane	15,000 Bbl	OPIS MTB TET	1.0925

On November 7 and 8, 2007, Eagle Rock Energy entered into additional commodity hedge transactions, as described below:

Period	Commodity	Average Monthly Volumes	Index	Swap Price ($/Bbl)
Jan-Dec 2008	Crude oil	30,000Bbl	NYMEX WTI	89.50
Jan-Dec 2008	Crude oil	50,000 Bbl	NYMEX WTI	80.25
Jan-Dec 2010	Crude oil	10,000Bbl	NYMEX WTI	78.35
Jan-Dec 2011	Crude oil	45,000Bbl	NYMEX WTI	80.00
Jan-Dec 2012	Crude oil	40,000 Bbl	NYMEX WTI	80.30
Jan-Dec 2008	Natural Gas	83,000 MMBtu	NYMEX	8.00
Jan-Dec 2009	Natural Gas	85,000 MMBtu	NYMEX	8.35

Period	Commodity	Average Monthly Volumes	Index	Floor ($/Bbl)	Cap $/Bbl
Jan-Dec 2011	Crude oil	50,000 Bbl	NYMEX WTI	75.00	85.70
Jan-Dec 2012	Crude Oil	50,000 Bbl	NYMEX WTI	75.30	86.00
Jan-Dec 2009	Natural Gas	85,000 MMbtu	NYMEX	7.85	9.25
Jan- Dec 2010	Natural Gas	110,000 MMbtu	NYMEX	7.70	9.10
Jan-Dec 2011	Natural Gas	100,000 MMbtu	NYMEX	7.50	8.85
Jan-Dec 2012	Natural Gas	90,000 MMbtu	NYMEX	7.35	8.65

In addition to entering into the derivative instruments described in the tables above, Eagle Rock Energy also unwound an option on a swap (“swaption”) in exchange for slightly lower prices in the above mentioned hedges. Under that agreement, the other party had the right, but not the obligation, to enter into a swap with us for 26,000 Bbls of NYMEX WTI per month during the period from January to December 2009 at a strike price of $85.00.

The counterparties used for all of these transactions have investment grade ratings.

Eagle Rock Energy has not designated these derivative instruments as hedges and as a result is marking these derivative contracts to market with changes in fair values recorded as an adjustment to the mark-to-market gains /(losses) on risk management transactions within revenue.  As of December 31, 2007, the fair value of these contracts, including premiums, totaled $(127.3 million).

NOTE 12. COMMITMENTS AND CONTINGENT LIABILITIES

Litigation—Eagle Rock Energy is subject to several lawsuits which arise from time to time in the ordinary course of business, primarily related to the payments of liquids and natural gas proceeds in accordance with contractual terms. Eagle Rock Energy has accruals of approximately $1.8 million as of December 31, 2007 related to these matters. Eagle Rock Energy has been indemnified up to a certain dollar amount for two of these lawsuits. For the indemnified lawsuits, Eagle Rock Energy has not established any accruals as the likelihood of these suits being successful against them is considered remote. If there ultimately is a finding against Eagle Rock Energy in the indemnified cases, Eagle Rock Energy would expect to make a claim against the indemnification up to limits of the indemnification. These matters are not expected to have a material adverse effect on its financial position.

Insurance—Eagle Rock Energy carries insurance coverage which includes the assets and operations, which management believes is consistent with companies engaged in similar commercial operations with similar type properties. These insurance coverage’s include (1) commercial general liability insurance for liabilities arising to third parties for bodily injury, property damage and pollution resulting from Eagle Rock Energy field operations; (2) workers’ compensation liability coverage to required statutory limits; (3) automobile liability insurance for all owned, non-owned and hired vehicles covering liabilities to third parties for bodily injury and property damage, (4) property insurance covering the replacement value of all real and personal property damage, including damages arising from boiler and machinery breakdowns, earthquake, flood damage and business interruption/extra expense, (5) property and reservoir damage insurance for operated and non operated wells in the upstream segment, and (6) corporate liability policies including Directors and Officers coverage and Employment Practice liability coverage. All coverage’s are subject to certain deductibles, terms and conditions common for companies with similar types of operation.

Eagle Rock Energy also maintains excess liability insurance coverage above the established primary limits for commercial general liability and automobile liability insurance. Limits, terms, conditions and deductibles are comparable to those carried by other energy companies of similar size. The cost of general insurance coverage’s continued to fluctuate over the past year reflecting the changing conditions of the insurance markets.

Regulatory Compliance—In the ordinary course of business, Eagle Rock Energy is subject to various laws and regulations. In the opinion of management, Eagle Rock Energy is in material compliance with existing laws and regulations.

Environmental—The operation of pipelines, plants and other facilities for gathering, transporting, processing, treating, or storing natural gas, NGLs and other products is subject to stringent and complex laws and regulations pertaining to health, safety and the environment. As an owner or operator of these facilities, Eagle Rock Energy must comply with United States laws and regulations at the federal, state and local levels that relate to air and water quality, hazardous and solid waste management and disposal and other environmental matters. The cost of planning, designing, constructing and operating pipelines, plants, and other facilities must incorporate compliance with environmental laws and regulations and safety standards. Failure to comply with these laws and regulations may trigger a variety of administrative, civil and potentially criminal enforcement measures, including citizen suits, which can include the assessment of monetary penalties, the imposition of remedial requirements and the issuance of injunctions or restrictions on operation. Management believes that, based on currently known information, compliance with these laws and regulations will not have a material adverse effect on Eagle Rock Energy’s combined results of operations, financial position or cash flows. At December 31, 2007  Eagle Rock Energy had accrued approximately $2.4 million for environmental matters.

Other Commitments—Eagle Rock Energy utilizes assets under operating leases for its corporate office, certain rights-of way and facilities locations, vehicles and in several areas of its operation. At December 31, 2007, a commitment under long-term non-cancelable operating leases for the next five years is as follows: 2008—$1.2 million; 2009—$1.2 million; 2010—$0.4 million; 2011—$0.3 million; and 2012—$0.3 million.

NOTE 13. SEGMENTS

Based on our approach to managing our assets, Eagle Rock Energy believes its operations consist of three geographic segments in its midstream business, one mineral/royalty segment, one upstream segment and one functional (corporate) segment:

(i)	Midstream—Texas Panhandle Segment:

gathering, processing, transportation and marketing of natural gas in the Texas Panhandle;

(ii)	Midstream—South Texas Segment:

gathering, processing, transportation and marketing of natural gas in South Texas;

(iii)	Midstream—East Texas/Louisiana Segment:

gathering, processing and marketing of natural gas and related NGL transportation in East Texas and Louisiana;

(iv)	Upstream Segment:

crude oil and natural gas production from operated and non-operated wells;

(v)	Minerals Segment:

fee minerals, royalties and non-operated working interest ownership, lease bonus and rental income and equity in earnings of unconsolidated non-affiliate; and

(vi)	Corporate Segment:

risk management and other corporate activities.

Eagle Rock Energy’s chief operating decision-maker currently reviews its operations using these segments. Eagle Rock Energy evaluates segment performance based on segment operating income or loss. Summarized financial information concerning Eagle Rock Energy’s reportable segments is shown in the following table:

Midstream Segments Year Ended December 31, 2007	Texas Panhandle Segment	South Texas Segment	East Texas / Louisiana Segment	Total Midstream Segments
	($ in millions)
Segment Assets	$586.9	$99.3	$254.4	$940.6

Year Ended December 31, 2007	Total Midstream Segments	Upstream Segment	Minerals Segment	Corporate Segment	Total Segments
	($ in millions)
Segment Assets	$940.6	$503.8	$155.2	$10.3	$1,609.9

NOTE 14. EMPLOYEE BENEFIT PLAN

Eagle Rock Energy offers a defined contribution benefit plan to its employees. The plan, which was amended in December 2007 to eliminate, in part, a requirement that an employee have been with Eagle Rock Energy longer than six months, provides for a dollar for dollar matching contribution by Eagle Rock Energy of up to 3% of an employee’s contribution and 50% of additional contributions up to an additional 2%. Additionally, Eagle Rock Energy may, at its sole discretion and election, contribute up to 6% of a participating employee’s base salary annually, or in equal portions twice per year.

NOTE 15. INCOME TAXES

    Income tax relate primarily to federal and state income taxes for Eagle Rock Energy and federal income taxes for Eagle Rock Acquisition Co., Inc. and Eagle Rock Upstream Development Company, Inc., Eagle Rock Energy’s wholly owned corporations, which are subject to federal income taxes.  Eagle Rock Upstream Development Company, Inc. was formerly known as Redman Energy Corporation and was acquired in the form of a corporate entity as part of the Redman acquisition in July 2007.  In addition, with the amendment of the Texas Franchise Tax in 2006, Eagle Rock Energy became a taxable entity in the state of Texas.

    Significant components of deferred tax liabilities and deferred tax assets as of December 31, 2007 are as follows:

2007
($ in thousands)
Deferred Tax Assets:
Net operating loss carryovers	$1,998
Net Operating Loss 2007	26
Unrealized Hedging Transactions	1,278
Total Deferred Tax	3,302
Less: Valuation allowance	(2,578)
Net Deferred Tax Assets	724
Deferred Tax Liabilities:
Property, plant equipment & Amortizable Assets	(1,906)
Book/Tax Differences from Partnership Investment	(16,334)
Total Deferred Tax Liabilities	(18,240)
Total Net Deferred Tax Liabilities	$(17,516)
Current portion of total net deferred tax liabilities	$—
Long-term portion of total net deferred tax liabilities	$(17,516)

Eagle Rock Energy has net operating loss carry forwards of $2.0 million at December 31, 2007. This loss expires in various years between 2008 and 2028 and is subject to limitations on its utilization. Eagle Rock Energy recorded a valuation allowance to reduce its deferred tax assets to the amount of future tax benefit that is more likely than not to be realized. The valuation allowance was $2.6 million at December 31, 2007.  Of the $2.6 million valuation allowance for 2007, $0.6 million is for timing differences from hedging transactions which impact the Texas Margins Tax and $2.0 million is from net operating loss carryovers from the Redman acquisition and current year losses from its wholly owned corporations Eagle Rock Energy Acquisition Co, Inc. and Eagle Rock Upstream Development Company, Inc. Eagle Rock Energy expects to pay minimal or no federal taxes for the foreseeable future and this valuation allowance serves to eliminate the recognized tax benefit associated with carryovers of its corporate entities to an amount that will, more likely than not, be realized.

The largest single component of its deferred tax liabilities is related to federal income taxes of Eagle Rock Energy Acquisition Co, Inc. and Eagle Rock Upstream Development Company, Inc., its wholly-owned corporations which are subject to income taxes. Eagle Rock Upstream Development Company, Inc. was formerly known as Redman Energy Corporation and was acquired in the form of a corporation as part of the Redman acquisition during 2007. Book/tax differences were created by the Redman acquisition. These book/tax temporary differences result in a net deferred tax liability of $16.3 million which will be reduced as allocation of depletion in proportion to the assets contributed brings the book and tax basis closer together over time. This deferred tax liability was recognized in conjunction with the purchase accounting adjustments for long term assets.

On May 18, 2006, the State of Texas enacted House Bill 3 which revised the pre-existing state franchise tax. In general, legal entities that conduct business in Texas are subject to the Revised Texas Franchise Tax, including previously non-taxable entities such as limited partnerships and limited liability partnerships. The tax is assessed on Texas sourced taxable margin which is defined as the lesser of (i) 70% of total revenue or (ii) total revenue less (a) cost of goods sold or (b) compensation and benefits.

Although the bill states that the Revised Texas Franchise Tax is not an income tax, it has the characteristics of an income tax since it is determined by applying a tax rate to a base that considers both revenues and expenses. Due to the enactment of the Revised Texas Franchise Tax, Eagle Rock Energy recorded a net deferred tax liability of $1.9 million during the year ended December 31, 2007.

NOTE 16. EQUITY-BASED COMPENSATION

On October 24, 2006, the General Partner  approved a long-term incentive plan (LTIP) for its employees, directors and consultants who provide services to Eagle Rock Energy covering an aggregate of 1,000,000 common units to be granted either as options, restricted units or phantom units. With the completion of the Montierra and Laser Acquisitions, during May and June 2007, 343,271 restricted common units were issued to employees and independent directors of the General Partner who provide services to Eagle Rock Energy. Subsequently (but prior to December 31, 2007) 95,700 restricted common units were issued to certain employees and a new independent director (in connection with their acceptance of employment and directorship, respectively). The restricted units granted in 2007 were valued at the market price as of the date issued. The weighted average fair value of the units granted during the year ended December 31, 2007 was $23.10. The awards generally vest on the basis of one third of the award each year. During the restriction period, distributions associated with the granted awards will be distributed to the awardees. No options or phantom units have been issued to date.

A summary of the restricted common units’ activity for the year ended December 31, 2007, is provided below:

	Number of Restricted Units	Weighted Average Fair Value
Outstanding at December 31, 2006	122,450	$18.75
Granted	438,971	$23.10
Vested	(37,190)	$22.60
Forfeitures	(57,169)	$23.07
Outstanding at December 31, 2007	467,062	$23.01

The total grant date fair value of restricted units that vested during the year ended December 31, 2007 was $0.8 million.

The terms of the October 2006 award agreements were amended during the third quarter of 2007 to permit direct distributions to the holders of restricted unvested common units under such award agreements during the unvested period, including the August 14, 2007 distribution. Prior to the amendment, distributions were made on the restricted unvested common units under these award agreements held by Eagle Rock Energy, to be finally distributed to the holder or forfeited in keeping with (and on the same timing as) the fate of the underlying unit’s vesting or forfeiture, and, per the amendment, the two prior distributions (i.e., the fourth quarter 2006 prorated distribution and the first quarter 2007 minimum quarterly distribution) will continue to be held by Eagle Rock Energy with the final disposition of said distributions to be determined in the original manner prescribed for distributions. Restricted common units granted during 2007 already were entitled to receive direct distributions during their unvested periods. This modification resulted in a repricing of the unvested units from their original value of $18.75 to the unit price of $22.60 at the time of the amendment. This change affected approximately 109,750 unvested units (135 employees)  On November 5, 2007, Eagle Rock Energy modified the vesting dates of the options granted on October 25, 2006 and for other individuals granted units between May 15, 2007 and November 5, 2007. This modification moved the individuals vesting dates to either May 15, 2008, 2009 and 2010 or to November 15, 2008, 2009 and 2010.

As of December 31, 2007, unrecognized compensation costs related to the outstanding restricted units under its LTIP totaled approximately $9.8 million. The remaining expense is to be recognized over a weighted average of 2.2 years.

Due to vesting of certain restricted units during 2007, 7,400 units were repurchased by Eagle Rock Energy for $0.2 million as reimbursement for the related employee tax liability paid by Eagle Rock Energy. These units were put back into the plan and are available for future grants under the LTIP plan.

NOTE 17. SUBSEQUENT EVENTS

On February 19, 2008 Eagle Rock Energy announced the commencement of a two-phase midstream project which will consolidate volumes and operations in Eagle Rock Energy’s West Panhandle System and enhance Eagle Rock Energy’s capacity and recovery efficiencies in the fast-growing East Panhandle System. The total project, which is expected to be completed in the first quarter of 2009 at a cost of approximately $25 million, involves diverting West Panhandle volumes from Eagle Rock Energy’s Stinnett Plant, located in Moore County, Texas to its Cargray Plant, located in Carson County, Texas and subsequently relocating the Stinnett Plant’s high-efficiency cryogenic technology to the East Panhandle Arrington System, located in Hemphill County, Texas.

On April 2, 2008, Eagle Rock Energy entered into a definitive Stock Purchase Agreement (the “Agreement”) with Stanolind Holdings, L.P., a Texas limited partnership, and Stanolind Oil and Gas Corp., a Delaware corporation, pursuant to which Eagle Rock Energy will purchase all of the issued and outstanding shares of capital stock of Stanolind Oil and Gas Corp. (the “Stanolind Acquisition”)for cash of $79 million, subject to working capital adjustments and other customary purchase price adjustments, which will be funded from existing cash from operations as well as borrowings under its existing revolving credit facility.  The transaction is expected to close on April 30, 2008.

Stanolind Oil and Gas Corp. operates crude oil and natural gas producing properties in the Permian Basin, primarily in Ward, Crane and Pecos Counties, Texas.

One or more Natural Gas Partners private equity funds which directly or indirectly owns a majority of the equity interests in Stanolind Holdings, L.P. is an affiliate of Eagle Rock Energy and is the majority owner of the sole owner of  the Company, which is the general partner of the Partnership.  Because of the potential conflict of interest between the interests of the Company and the public unitholders of Eagle Rock Energy, the Board of Directors of the Company authorized the Company’s Conflicts Committee to review, evaluate, and, if determined appropriate, approve the Stanolind Acquisition.  The Conflicts Committee, consisting of independent directors of the Board, determined that the Stanolind Acquisition was fair and reasonable to Eagle Rock and its public unitholders and recommended to the Board that the transaction be approved and authorized.

NOTE 18. SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED)

Oil and Natural Gas Reserves

Users of this information should be aware that the process of estimating quantities of proved and proved developed oil and natural gas reserves is very complex, requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir. The data for a given reservoir may also change substantially over time as a result of numerous factors including, but not limited to, additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. As a result, revisions to existing reserve estimates may occur from time to time. Although every reasonable effort is made to ensure reserve estimates reported represent the most accurate assessments possible, the subjective decisions and variances in available data for various reservoirs make these estimates generally less precise than other estimates included in the financial statement disclosures.

Proved reserves represent estimated quantities of natural gas, crude oil and condensate that geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under economic and operating conditions in effect when the estimates were made. Proved developed reserves are proved reserves expected to be recovered through wells and equipment in place and under operating methods used when the estimates were made.

Estimates of proved developed reserves as of December 31, 2007, were based on estimates made by its independent engineers, Cawley, Gillespie & Associates, Inc (“Cawley Gillespie”). Cawley Gillespie is engaged by and provides their reports to its senior management team. Eagle Rock Energy make representations to the independent engineers that Eagle Rock Energy have provided all relevant operating data and documents, and in turn, Eagle Rock Energy review these reserve reports provided by the independent engineers to ensure completeness and accuracy. Our Chief Executive Officer makes the final decision on booked proved reserves by incorporating the proved reserves from the independent engineers’ reports.

Our relevant management controls over proved reserve attribution, estimation and evaluation include:

•	Controls over and processes for the collection and processing of all pertinent operating data and documents needed by its independent reservoir engineers to estimate it’s proved reserves; and

•
Engagement of well qualified and independent reservoir engineers for review of its operating data and documents and preparation of reserve reports annually in accordance with all SEC reserve estimation guidelines.

There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting the future rates of production and timing of development expenditures. Reserve data represent estimates only and should not be construed as being exact. Moreover, the standardized measure should not be construed as the current market value of the proved oil and natural gas reserves or the costs that would be incurred to obtain equivalent reserves. A market value determination would include many additional factors including (a) anticipated future changes in natural gas and crude oil prices, production and development costs, (b) an allowance for return on investment, (c) the value of additional reserves, not considered proved at present, which may be recovered as a result of further exploration and development activities, and (d) other business risk.

The following table illustrates the Eagle Rock Energy’s estimated net proved reserves, including changes, and proved developed reserves for the periods indicated, as estimated by Cawley Gillespie. Natural gas liquids are included in oil reserves. Oil and natural gas liquids are based on the December 31, 2007 West Texas Intermediate posted price of $96.00 per barrel and are adjusted by lease for quality, transportation fees, and regional price differentials. Gas prices are based on a December 31, 2007 Henry Hub spot market price of $7.46 per MMBtu and are adjusted by lease for energy content, transportation fees, and regional price differentials. All prices are held constant in accordance with SEC guidelines.

	Proved Reserves
	Oil (MBbls)	Gas (MMcf)	Natural Gas Liquids (MBbls)
Proved reserves, January 1, 2007	—	—	—
Extensions and discoveries	—	—	—
Purchase of minerals in place	9,816	48,336	5,727
Production	(442)	(2,456)	(227)
Sale of minerals in place	—	—	—
Revision of previous estimates	707	(1,237)	242
Proved reserves, December 31, 2007	10,081	44,643	5,743
Partnership’s proportional interest in reserves of investees accounted for by the equity method—end of year	58	720	48

	Proved Developed Reserves
	Oil (MBbls)	Gas (MMcf)	Natural Gas Liquids (MBbls)
December 31, 2007	9,634	38,868	5,437

Capitalized Costs Relating to Oil and Natural Gas Producing Activities

The following table illustrates the total amount of capitalized costs relating to oil and natural gas producing activities and the total amount of related accumulated depreciation, depletion and amortization (in thousands) at December 31, 2007.

Evaluated properties	$461,884
Unevaluated properties—excluded from depletion	66,023
Gross oil and gas properties	527,907
Accumulated depreciation, depletion, amortization	(23,865)
Net oil and gas properties	$504,042

Eagle Rock Energy’s proportional interest in the capitalized costs relating to oil and natural gas producing activities of investees accounted for by the equity method were $1.0 million for the year ended December 31, 2007.

Costs Incurred in Oil and Natural Gas Property Acquisition, Exploration and Development Activities

Costs incurred in property acquisition, exploration and development activities were as follows (in thousands) for the year ended December 31, 2007:

Property acquisition costs, proved	$464,204
Property acquisition costs, unproved	66,023
Exploration and extension well costs	—
Development costs	3,429
Total costs	$533,656

Eagle Rock Energy’s proportional interest in the costs incurred in oil and natural gas property acquisition, exploration and development activities of investees accounted for by the equity method were $0 for the year ended December 31, 2007.

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Natural Gas Reserves

The following information has been developed utilizing SFAS 69, Disclosures about Oil and Gas Producing Activities, and (SFAS 69) procedures and based on oil and natural gas reserve and production volumes estimated by Eagle Rock Energy’s engineering staff. It can be used for some comparisons, but should not be the only method used to evaluate Eagle Rock Energy or its performance. Further, the information in the following table may not represent realistic assessments of future cash flows, nor should the Standardized Measure of Discounted Future Net Cash Flow be viewed as representative of the current value of Eagle Rock Energy.

The Eagle Rock Energy believes that the following factors should be taken into account when reviewing the following information:

•	future costs and selling prices will probably differ from those required to be used in these calculations;

•	due to future market conditions and governmental regulations, actual rates of production in future years may vary significantly from the rate of production assumed in the calculations;

•	a 10% discount rate may not be reasonable as a measure of the relative risk inherent in realizing future net oil and natural gas revenues; and

Under the Standardized Measure, future cash inflows were estimated by applying year-end oil and natural gas prices to the estimated future production of year-end proved reserves. Estimates of future income taxes are computed using current statutory income tax rates including consideration for estimated future statutory depletion and tax credits. The resulting net cash flows are reduced to present value amounts by applying a 10% discount factor. Use of a 10% discount rate and year-end prices are required by SFAS 69.

The Standardized Measure is as follows (in thousands) as of December 31, 2007:

Future cash inflows	$1,565,539
Future production costs	(500,240)
Future development costs	(10,045)
Future net cash flows before income taxes	1,055,254
Future income tax expense	—
Future net cash flows before 10% discount	1,055,254
10% annual discount for estimated timing of cash flows	(498,294)
Standardized measure of discounted future net cash flows	$556,960

Changes in Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Natural Gas Reserves

The following is a summary of the changes in the Standardized Measure of discounted future net cash flows for Eagle Rock Energy’s proved oil and natural gas reserves for the years ended December 31, 2007 (in thousands).

Beginning of year	$—
Sale of oil and gas produced, net of production costs	(48,294)
Net changes in prices and production costs	99,252
Extensions, discoveries and improved recovery, less related costs	—
Previously estimated development costs incurred during the period	888
Revisions of previous quantity estimates	26,110
Purchases of property	459,041
Sales of property	—
Accretion of discount	21,274
Net changes in income taxes	—
Other	(1,311)
End of year	$556,960

* * * * *